[Letterhead of Scudder New Asia Fund, Inc.]



                                                              September 18, 2001

Dear Scudder New Asia Fund Stockholder:

         This letter is to advise you that the location of the upcoming annual meeting of Scudder New Asia Fund stockholders, to be held on October 3, 2001, has been changed. The meeting will be held on Wednesday, October 3, 2001, at 9:00 a.m., Eastern time, at the offices of Zurich Scudder Investments, Inc., 25th Floor, 345 Park Avenue, New York, New York. The meeting had been planned to be held at the offices of Zurich Scudder Investments Korea Limited in Seoul, Korea.

         You may still vote by completing and returning the proxy card you received with your proxy materials. If you can attend the meeting and wish to vote your shares in person at that time, you will be able to do so. As always, you may contact us at 800-349-4281 should you have any questions about this notice.

                                                     Sincerely,

                                                     /s/Nicholas Bratt
                                                     /s/Daniel Pierce

      Scudder New Asia Fund, Inc. Announces Change of Location and Time of
                                 Annual Meeting

         New York, NY, September 18, 2001 -- Scudder New Asia Fund, Inc. (NYSE:
SAF) announced today that it has changed the location of its upcoming annual meeting of stockholders, scheduled for October 3, 2001. The meeting will be held on Wednesday, October 3, 2001, at 9:00 a.m., Eastern time at the offices of Zurich Scudder Investments, Inc., 25th Floor, 345 Park Avenue, New York New York. The meeting, at which stockholders will elect three directors, had been planned to be held at the offices of Zurich Scudder Investments Korea Limited in Seoul, Korea. Stockholders who have already voted by proxy need not take any further action at this time.